Exhibit 99.1
Media Contact: Marissa Travaline (609) 561-9000 ext. 4227 mtravaline@sjindustries.com Investor Contact: Dan Fidell (609) 561-9000 ext. 7027 dfidell@sjindustries.com

FOR IMMEDIATE RELEASE

SJI Appoints G. Edison Holland, Former CEO Southern Company Holdings, to Board of Directors

FOLSOM, NJ, September 13, 2019 – SJI (NYSE: SJI) today announced the appointment of G. Edison Holland, former CEO, Southern Company Holdings and executive vice president Southern Company Services to its Board of Directors. Holland was elected as a director of SJI by the Board on Thursday, September 12, 2019 and will serve on the Audit, Governance and Risk committees.

Holland has more than three decades of experience in the utility industry, having held various leadership positions within Southern Company Holdings, including president, CEO and chairman of Mississippi Power, executive vice president, general counsel and corporate secretary of Southern Company and president and CEO of Savannah Electric.

“We are proud to have Ed, an experienced utility executive, join our diverse and experienced Board of Directors”, said Mike Renna, President and CEO, SJI. “His wealth of knowledge will be critical as we continue to work collaboratively to advance SJI for our customers, employees and shareholders, while maintaining a focus on high-quality, regulated earnings growth.”

About SJI

SJI (NYSE: SJI), an energy services holding company based in Folsom, NJ, delivers safe, reliable, affordable natural gas service to approximately 681,000 customers in New Jersey and Maryland through its three regulated natural gas utilities - South Jersey Gas, Elizabethtown Gas and Elkton Gas. SJI’s non-utility businesses within South Jersey Energy Solutions promote efficiency, clean technology and renewable energy by providing customized wholesale commodity marketing and fuel management services; and developing, owning and operating on-site energy production facilities. SJI Midstream houses the company’s interest in the PennEast Pipeline Project. Visit sjindustries.com for more information about SJI and its subsidiaries.

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